Exhibit 99.1
Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
FTI Consulting
Nathan Elwell
(312) 553-6706
Nathan.elwell@fticonsulting.com

Superior Industries Reports First Quarter 2015 Financial Results

First Quarter 2015 Highlights:

•	Sales of $173.7 million and value-added sales of $82.3 million
•	Adjusted EBITDA of $13.4 million which equates to EBITDA as percentage of value-added sales of 16.3% or 52 basis point improvement
•	Company confirms 2015 outlook ranges
•	Company paid a $0.18 per share cash dividend on January 16, 2015
•	Ramp up at new facility in Mexico remains on track
•	Headquarter relocation progressing as planned

SOUTHFIELD, MICHIGAN – May 6, 2015 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today reported financial results for the first quarter ended March 29 2015.

Don Stebbins, President and Chief Executive Officer, commented, “Our financial performance this quarter was impacted by lower unit volumes, but we made excellent progress executing against our strategic initiatives and improving operational efficiencies. Our adjusted EBITDA as a percentage of value-added sales increased 52 basis points despite a 12% decline in value-added revenue. The ramp-up of our new facility in Mexico remains on track and we continue to anticipate being fully operational by the end of the year. The relocation of our headquarters to Southfield, Michigan is progressing well, and we are excited about developing even closer customer relationships in the heart of the auto industry. It has now been a year since I joined Superior, and I am pleased with the strides we have made as a company during that time. I am confident the investments we are making today are the right ones to drive long-term growth and profitability.”

First Quarter Results

For the first quarter ended March 29, 2015, Superior reported net income of $4.3 million, equal to $0.16 per diluted share, compared to $4.8 million, or $0.18 per diluted share, for the prior year period. Net income for the most recent quarter was impacted by lower unit shipments, costs associated with the closure of the manufacturing facility in Rogers, Arkansas, the sale of the company’s airplane, and costs associated with the ramp-up and start-up of operations at its new wheel manufacturing plant in Mexico. The net income decline was mitigated partially by an overall tax benefit in the 2015 first quarter resulting in an effective tax rate of (21%) due to the reversal of reserves for uncertain tax positions. In the prior year period, the effective tax rate was 40%.

Consolidated net sales for the 2015 first quarter declined 5% to $173.7 million from $183.4 million in the first quarter of 2014. The decrease is primarily attributable to lower unit sales volume and was partially offset by higher aluminum prices, which are generally passed through to the customer. Unit shipments were 2.5 million in the first quarter of 2015 versus 2.8 million in the same period a year ago, partially reflective of delayed demand related to certain vehicle programs. Value-added sales, a non-GAAP financial measure which removes from net sales the value of aluminum and outsourced process costs that are passed through to customers, decreased by 12.4% to $82.3 million for the first quarter of 2015 from $93.9 million for the same period of 2014. See “Non-GAAP Measures” and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the 2015 first quarter decreased to $11.2 million, or 6.5% of sales, from $15.6 million, or 8.5% of sales, for the first quarter of 2014. The current year impact from the unit volume decline, higher depreciation and costs associated with the Rogers facility closure were offset partially by reduced labor and benefit, maintenance and supply costs. Rogers facility closure costs were equal to $1.9 million including depreciation.

Consolidated selling, general and administrative expenses for the first quarter of 2015 were $7.6 million, or 4.3% of net sales down from $7.9 million, or 4.3% of net sales in the 2014 first quarter. The decrease is primarily attributable to reduced severance costs and a gain on the sale of an idle warehouse facility, partially offset by higher legal and employee termination costs.

Income from operations declined to $3.7 million for the 2015 first quarter from $7.7 million a year ago, with the change primarily reflecting the gross profit decrease.

The Company had a net tax benefit for the first quarter of 2015 of $0.8 million, resulting in an effective tax rate of (21%). The tax benefit generally reflects reversing uncertain tax position reserves in the first quarter. The higher than statutory effective tax rate of 40% for the 2014 first quarter reflected the impact of changes in the Mexico tax law limiting the deductibility of certain expenses and state income taxes, partially offset by foreign income taxes at rates that are lower than U.S. statutory rates.

For the 2015 first quarter, adjusted EBITDA was $13.4 million, or 16.3% of value-added sales, as compared to $14.8 million, or 15.7% of value-added sales, during the prior year period.

Financial Position and Cash Flow

During the first quarter of 2015, the Company reported net cash used in operating activities of $1.0 million compared to net cash used by operating activities of $10.7 million in the same period last year.

At March 29, 2015, working capital was $198.0 million, including cash, cash equivalents and short-term investments. At December 28, 2014, working capital was $204.0 million, including cash, cash equivalents and short-term investments The decline in working capital primarily relates to the construction of a new wheel manufacturing plant in Mexico.

During the 2015 first quarter, the Company announced a quarterly dividend payment of $0.18 per share. In addition, the Company repurchased 108,747 shares of stock, for a total of $2.1 million. Year-to-date, the Company has repurchased 319,458 shares for a total of $6.1 million as part of the share buyback program approved by the Board of Directors in October of last year.

2015 Outlook

The Company reaffirms its previously disclosed guidance for the full year 2015. For the full-year 2015, Superior expects:

•	Superior expects to report net sales in the range of $725 - $800 million. EBITDA margins are expected to increase by 100 to 200 basis points in 2015.

•	Value-added sales, which primarily removes from net sales the value of aluminum that is passed through to customers, is expected to be in the range of $325-$360 million and EBITDA margins as a percentage of value-added sales are expected to increase 350 to 500 basis points.

•	Capital expenditures for 2015 are expected to approximate $40 million, significantly lower than in 2014 when the company was investing in the completion of its new manufacturing plant in Mexico.

•	Working capital is expected to be a net use of approximately $10 million.

Stebbins explained, “We remain confident in the targets we set at the beginning of the year. While we anticipate second quarter shipment volume will be down compared to last year, the volume comparisons are expected to improve in the second half of the year.”

Conference Call

Superior will host a conference call beginning at 9 ET on Wednesday, May 6, 2015 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which we have defined as earnings before interest, taxes, depreciation, amortization, restructuring charges and impairments of long-lived assets and investments and “Value-Added Sales,” which we define as net sales less upcharges primarily for the aluminum value in net sales.” Adjusted EBITDA as a percentage of value added sales is a key measure that is not calculated according to GAAP.  Adjusted EBITDA as a percentage of Value Added Sales is defined as Adjusted EBITDA divided by value added sales.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of Adjusted EBITDA and Value-Added Sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “investor” link at [www.supind.com].

We have not quantitatively reconciled differences between Valued-Added Sales, EBITDA and EBITDA margins and their corresponding GAAP measures, in our 2015 Outlook, due to the inherent uncertainty regarding variables affecting the comparison of these forward-looking measures. The magnitude of these differences, however, may be significant.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as "may," "should," "could," “will,” "expects," "seeks to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2015 outlook and projections for reported net sales, value-added sales, EBITDA margin, capital expenditures and the change in working capital, improving operational efficiencies, and sales volume comparisons for the second quarter and second half of 2015, and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks and uncertainties discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's most recent Annual Report on Form 10-K and subsequent filings. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Follow)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 29, 2015	March 30, 2014
Net Sales	$ 173,729	$ 183,390

Cost of Sales	160,635	167,754
Restructuring costs	1,872
	162,507	167,754
Gross Profit	11,222	15,636

Selling, General and Administrative Expenses	7,553	7,934
Income From Operations	3,669	7,702

Interest Income, net	85	348
Other Income (Expense), net	(182)	9
Income Before Income Taxes	3,572	8,059

Income Tax (Provision) Benefit	762	(3,237)
Net Income	$ 4,334	$ 4,822

Income Per Share:
Basic	$ 0.16	$ 0.18
Diluted	$ 0.16	$ 0.18

Weighted Average and Equivalent Shares
Outstanding for Income Per Share:
Basic	26,860,000	27,115,000
Diluted	26,951,000	27,244,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	March 29,	December 28,
	2015	2014
Current Assets	$ 265,396	$ 276,011
Property, Plant and Equipment, net	254,276	255,035
Investments and Other Assets	46,835	48,864
	$ 566,507	$ 579,910

Current Liabilities	$ 67,371	$ 71,962
Long-Term Liabilities	63,224	68,942
Shareholders' Equity	435,912	439,006
	$ 566,507	$ 579,910

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Non-GAAP Financial Measure
(Dollars in Thousands)

Value Added Sales	Three Months Ended
	March 29, 2015	March 30, 2014
Net Sales	$ 173,729	$ 183,390
Less	0
- Aluminum value	(83,657)	(77,352)
- Pass-through outsourcing costs charged to customers	(7,809)	(12,167)
	(91,466)	(89,519)
Value added sales	$ 82,263	$ 93,871

Value added sales is a key measure that is not calculated according to GAAP. Value added sales represents net sales less the value of costs passed through to our customers, primarily the value of aluminum and outsourced processing cost included in net sales.  Arrangements with our customers allow us to pass on changes in aluminum prices and the cost for certain other charges incurred in manufacturing our wheels; therefore, fluctuations in underlying aluminum prices and these other charges generally do not directly impact our profitability. Accordingly, value added sales provides a measurement of the recoverable component of net sales that may benefit the understanding of our financial performance by users of our financial statements.

Adjusted EBITDA	Three Months Ended
	March 29, 2015	March 30, 2014
Net Income	$ 4,334	$ 4,822
Adjusting Items:
- Interest (income), net	(85)	(348)
- Tax (benefit) expense	(762)	3,237
- Depreciation	8,528	7,061
- Restructuring Charges	1,355	-
	9,036	9,950
Adjusted EBITDA	$ 13,370	$ 14,772

The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net income. The non-U.S. GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.